COMPUTER ASSOCIATES ANNOUNCES CLOSING OF SALE OF CONVERTIBLE SENIOR NOTES AND PURCHASE OF A SIMULTANEOUS CALL SPREAD REPURCHASE OPTION

ISLANDIA, N.Y., March 19, 2002 - Computer Associates International, Inc. (NYSE: CA) today announced the closing of a private offering of $660 million aggregate principal amount of 5% Convertible Senior Notes Due 2007 issued pursuant to Rule 144A and offshore under Regulation S.

CA intends to use the net proceeds generated from the offering to refinance a portion of the outstanding borrowings under its existing bank credit facility and for general corporate purposes. In addition, CA used approximately $95 million of the proceeds to purchase call spread repurchase options on its common stock to limit exposure to potential dilution from conversion of the Notes.

The securities offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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© 2002 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Cautionary Statement: CA's statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. CA's actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company's business model; risks associated with changes in the way in which the company accounts for license revenue; the difficulty of making financial projections resulting from the significant percentage of CA's quarterly contracts consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the risks associated with integrating acquired businesses and technologies; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; the outcome of pending or future governmental inquiries; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at www.sec.gov. CA assumes no obligation to update the information in this press release.